EXHIBIT 99.7

                        [LETTERHEAD OF CS FIRST BOSTON]

                                                              September 22, 1994

Board of Directors
Borden, Inc.
277 Park Avenue
New York, NY 10172

Gentlemen and Madame:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock, par value $.625 per share (the "Company Shares"), of Borden, Inc., a New Jersey corporation ("Borden" or the "Company"), other than Kohlberg Kravis Roberts & Co. ("KKR") and its affiliates, of the consideration to be received by Borden's stockholders pursuant to the Merger Agreement expected to be dated as of September 22, 1994 among Borden Acquisition Corp., a New Jersey corporation ("Acquisition"), Whitehall Associates, L.P., a Delaware limited partnership ("Whitehall"), and the Company (the "Merger Agreement"). The Merger Agreement provides for an exchange offer (the "Exchange Offer") and subsequent merger (the "Merger"; the Exchange Offer and Merger, together, the "Transaction") in which each Company Share (other than treasury stock and shares owned by Whitehall or any of its subsidiaries) will be exchanged for a number of shares of Common Stock, par value $.01 per share ("RN Shares"), of RJR Nabisco Holdings Corp., a Delaware corporation ("RN"), determined by dividing $14.25 by the average of the average of the high and low sales prices of RN Shares as reported on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of expiration of the Exchange Offer, but subject to the limitation that in no event will Borden shareholders receive more than 2.375 RN Shares nor less than 1.78125 RN Shares for each Company Share.

    In arriving at our opinion, we have reviewed, among other things, the letter of intent dated as of September 11, 1994 between the Company and Whitehall (the "Letter of Intent"), a draft of the Merger Agreement and a draft of the Conditional Purchase/Stock Option Agreement expected to be dated as of September 22, 1994 by and among Whitehall, Acquisition and the Company (the "Option Agreement"), as well as certain publicly available business and financial information relating to each of RN and the Company. We have also reviewed certain other information, including financial forecasts provided to us by each of RN and the Company. We have met with RN's management and representatives of KKR and with the Company's management to discuss the past and current operations and financial condition and prospects of each of RN and the Company, respectively. We have also considered certain financial and stock market data for each of RN and the Company and we have compared that data with similar data for other publicly held companies in businesses similar to those of RN and the Company, respectively, and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of each of RN's and the Company's management as to the future financial performance of RN and the Company, respectively. We express no view as to such forecasts or the assumptions on which they are based (which, in the case of RN, includes the assumption that RN's tobacco business will not become subject to materially
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more burdensome litigation costs or regulatory requirements) and there cannot be any assurance that actual results of the Company or RN will not differ materially from those reflected in the projections. We have not assumed any responsibility for an independent evaluation or appraisal of the assets or liabilities of RN or the Company, nor have we been furnished with any such appraisals. In rendering our opinion, we have assumed that the execution versions of the Merger Agreement and the Option Agreement will not differ materially from the drafts we have reviewed, that the Transaction will be consummated on the terms described in the Merger Agreement and the Option Agreement, without any waiver of any terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on RN or on the trading value of the RN Shares.

    In giving this opinion we have assumed, with your consent, that there will not be any material adverse effect on RN or on the trading value of the RN Shares as a result of or relating to (x) the proposal, enactment or adoption after the date hereof of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other jurisdiction or any governmental or regulatory body or agency thereunder relating to, arising out of, or otherwise affecting the tobacco industry, including without limitation the manufacture, sale, distribution or use of tobacco products, or (y) any judicial or administrative proceeding initiated or decided after the date hereof, including any civil or criminal litigation or arbitration relating to or arising out of or otherwise involving or affecting RN, the tobacco industry, or any other company engaged in said industry, including without limitation the manufacture, sale, distribution or use of tobacco products. We are not in a position to make an independent evaluation of these matters and we assume no responsibility for and express no view with respect to these matters.

    Our opinion addresses only the fairness from a financial point of view of the consideration to be received by stockholders of the Company, other than KKR and its affiliates, in each of the Exchange Offer and the Merger. We do not express any views on any other terms of the Transaction or any related agreements or arrangements, including any transactions which might occur among KKR, RN and the Company after consummation of the Exchange Offer or the Merger. Our opinion also does not address the Company's underlying business decision to effect the Transaction. We were not requested to, and did not, solicit third party offers to acquire all or any part of the Company or participate in efforts other advisors may have made to solicit alternative offers. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. This opinion does not represent our opinion as to what the value of the RN Shares to be exchanged for Company Shares actually will be when the Exchange Offer or the Merger is consummated. As a result of the limitation on the number of RN Shares to be received as described in the first paragraph of this letter, such actual value could be higher or lower than $14.25 per share at such times. Because of the large aggregate amount of RN shares being issued to stockholders of the Company and other factors, such securities may trade initially at prices below those at which they would trade on a fully distributed basis.

    We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon KKR's acquisition of a majority of the outstanding Company Shares. In the past, we have provided investment banking services for the Company, RN and KKR for which we have received customary compensation. In the ordinary course of our business, we actively trade the debt and equity securities of both the Company and RN for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this opinion is only for the information of the Board of Directors of the Company. However, this opinion may be included in its entirety in any proxy statement or exchange offer recommendation statement on
Schedule 14D-9 from the Company to holders of Company Shares. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to

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without our prior written consent. In addition, we may not be otherwise publicly referred to without our prior consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company, other than KKR and its affiliates, in each of the Exchange Offer and the Merger is fair to such stockholders from a financial point of view.

                                     Very truly yours,
                                     CS FIRST BOSTON CORPORATION

                                     By      /s/ CS FIRST BOSTON CORPORATION
                                        ........................................

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